Exhibit 99.1

News Release

Kimco Realty Announces Partial Redemption of its 3.20% Senior Notes due 2021

JERICHO, N.Y., July 15, 2020 – Kimco Realty Corp. (NYSE: KIM) (“Kimco” or the “Company”), today announced that it will redeem $200 million aggregate principal amount of its 3.20% Senior Notes due 2021 (CUSIP No. 49446R AL3) (the “Senior Notes”), representing a portion of the outstanding Senior Notes, on July 30, 2020 (the “Redemption Date”). The Senior Notes were issued pursuant to an Indenture, dated as of September 1, 1993 (the “Base Indenture”), between Kimco and The Bank of New York Mellon (as successor in interest to IBJ Schroder Bank & Trust Company), as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of August 4, 1994 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 7, 1995 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of June 2, 2006 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of April 26, 2007 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of September 24, 2009 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of May 23, 2013 (the “Sixth Supplemental Indenture”) and the Seventh Supplemental Indenture, dated as of April 24, 2014 (together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), in each case entered into between Kimco and the Trustee.

Pursuant to the terms of the Senior Notes, the redemption price (the “Redemption Price”) will be equal to $1,016.56 for each $1,000 principal amount of Senior Notes redeemed, calculated in accordance with the terms of the Indenture, plus accrued and unpaid interest to, but not including, the Redemption Date.  The Company will incur a prepayment charge of approximately $3.3 million, which will impact Net Income and Funds From Operations during the third quarter of 2020.

A notice of redemption and related materials will be mailed to holders of record of the Senior Notes on July 15, 2020. Holders that hold their Senior Notes through the Depository Trust Company (“DTC”) will be redeemed in accordance with the applicable procedures of DTC. Questions relating to the notice of redemption and related materials should be directed to The Bank of New York Mellon, in its capacity as paying agent for the redemption of the Senior Notes (the “Paying Agent”), at 1-800-254-2826. The address of the Paying Agent is The Bank of New York Mellon, 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT KIMCO

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of March 31, 2020, the Company owned interests in 401 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the Company has specialized in shopping center acquisitions, development and management for 60 years.

SAFE HARBOR STATEMENT

The statements in this news release state the Company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the Company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xiii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges, (xv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xvi) inability of the parties to satisfy certain closing conditions. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the Company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the Company or the SEC.

The Company refers you to the documents filed by the Company from time to time with the SEC, specifically the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC, which discuss these and other factors that could adversely affect the Company’s results. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

David F. Bujnicki

Senior Vice President, Investor Relations and Strategy

Kimco Realty Corp.

1-866-831-4297

dbujnicki@kimcorealty.com